Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167226 on Form S-8 of First American Financial Corporation of our report dated June 18, 2014 relating to our audit of the statement of net assets available for benefits of First American Financial Corporation 401(k) Savings Plan as of December 31, 2013, the related statement of changes in net assets available for benefits for the year then ended and the related Schedule H, Line 4i: Schedule of Assets (Held at End of Year) as of December 31, 2013. Such audit report appears in the December 31, 2013 annual report on Form 11-K of First American Financial Corporation 401(k) Savings Plan.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

June 18, 2014